Exhibit 3.1

THE COMPANIES ACT (AS REVISED) OF THE CAYMAN ISLANDS COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

DC ESTATE SOLUTIONS CAYMAN LIMITED

1.	The name of the Company is DC Estate Solutions Cayman Limited.

2.	The Registered Office of the Company shall be at the offices of Anchor Corporate Services Limited, PO Box 1801, 4th Floor, 13 Genesis Close, Grand Cayman, KY1-1109, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4.	The liability of each Member is limited to the amount unpaid on such Member's shares. The share capital of the Company is US$50,000 divided into 50,000 shares of a par value of US$1.00 each.

5.	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

6.	Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

Auth Code: D52018522875 www.verify.gov.ky

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WE, the subscriber to this Memorandum of Association, wish to form a company pursuant to this Memorandum of Association, and we agree to take the number of shares shown opposite our name.

Dated this 23rd day of October 2025

Signature and Address of Subscriber	Number of Shares Taken

Anchor Corporate Services Limited	One
of PO Box 1801, 4th Floor, 13 Genesis Close Grand Cayman KY1-1109 Cayman Islands

acting by:

Jon Barratt
Director
Anchor Corporate Services Limited

Witness to the above signature

Charlotte Bailey
Director
Anchor Corporate Services Limited

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